UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 16, 2007

IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-27598	77-0210467

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices, including zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 16, 2007, IRIDEX Corporation (“Iridex” or the “Company”) received a written Staff Determination notice from the Nasdaq Stock Market, stating that Iridex is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). This notice was received because the Company has not filed its Quarterly Report on Form 10-Q for the period ended March 31, 2007 (the “1st Quarter Form 10-Q”). The Company issued a press release on May 18, 2007 disclosing its receipt of this Nasdaq Staff Determination notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
The Nasdaq Staff Determination notice indicated that the Company’s securities will be delisted from the Nasdaq Global Market unless Iridex requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). Accordingly, the Company announced on May 21, 2007 that it will request a hearing before the Panel to review the Nasdaq Staff Determination notice. Pending a decision by the Panel, Iridex’s common stock will remain listed on the NASDAQ Stock Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.
As previously announced the Company is still working to obtain financial information related to the Company’s acquisition of the aesthetics business of Laserscope, a California corporation, a wholly owned subsidiary of American Medical Systems, Inc., a Delaware corporation, which was completed on January 16, 2007. The information is necessary to allow the Company to properly account for the acquisition and to make the appropriate financial statement disclosures, including providing pro forma financial information. The Company previously disclosed in its filing on Form 12b-25 dated May 16, 2007, that it would not be able to file its 1st Quarter Form 10-Q until it obtains and processes this information. The Company will make every effort to file its 1st Quarter Form 10-Q as soon as practicable after it receives the necessary information.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits

99.1	Press release dated May 18, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRIDEX CORPORATION
By:	/s/ Meryl Rains
Meryl Rains
Vice President and Chief Financial Officer

Date: May 18, 2007

Exhibit Index

99.1	Press release dated May 18, 2007.